UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 16, 2009

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

Idaho Electric and Natural Gas General Rate Case

On June 16, 2009, Avista Corporation (Avista Corp. or the Company) entered into an all-party settlement stipulation with respect to its general rate case that was filed with the Idaho Public Utilities Commission (IPUC) in January 2009. Other parties to the settlement stipulation are the Staff of the IPUC, Clearwater Paper Corporation, Idaho Forest Group, LLC, the Community Action Partnership Association of Idaho, the Idaho Community Action Network and the Idaho Conservation League. This settlement stipulation is subject to approval by the IPUC.

As agreed to in the settlement stipulation, base electric rates for the Company’s Idaho customers would increase by an average of 5.7 percent, which is designed to increase annual revenues by $12.5 million. Offsetting the base electric rate increase would be an overall 4.2 percent decrease in the current Power Cost Adjustment (PCA) surcharge, which is designed to decrease annual revenues by $9.3 million. Base natural gas rates for the Company’s Idaho customers would increase by an average of 2.1 percent, which is designed to increase annual revenues by $1.9 million. Offsetting the natural gas rate increase for residential customers will be an equivalent purchased gas adjustment (PGA) decrease of 2.1 percent. Large general services would receive a PGA decrease of 2.4 percent and interruptible services would receive a PGA decrease of 2.8 percent. The overall PGA decrease would result in a $2.0 million decrease in annual revenues. The new electric and natural gas rates would become effective on August 1, 2009.

The Company’s original request was for an electric rates increase of 12.8 percent, which was designed to increase annual revenues by $31.2 million. Offsetting the electric rates increase was a decrease in the PCA surcharge of 5.0 percent, which was designed to decrease annual revenues by $12.3 million. The Company also requested to increase natural gas rates by an average of 3.0 percent, which was designed to increase annual revenues by $2.7 million.

The settlement is based on a rate of return of 8.55 percent with a common equity ratio of 50.0 percent and a 10.5 percent return on equity. The Company’s original request was based on a rate of return of 8.8 percent with a common equity ratio of 50.0 percent and a 11.0 percent return on equity.

The settlement also provides for recovery of relicensing costs for the Company’s Spokane River hydroelectric projects as well as 100 percent of the fixed costs associated with the Lancaster Project through the PCA when Avista Corp. begins receiving power from the project in January 2010.

Spokane River Relicensing

On June 18, 2009, the Federal Energy Regulatory Commission (FERC) issued a 50-year operating license for the five hydroelectric projects (Long Lake, Nine Mile, Upper Falls, Monroe Street, which are located in Washington and Post Falls which is located in Idaho) that make up Avista Corp.’s Spokane River Project (FERC Project No. 2545)

Avista Corp. began the relicensing process in 2002 through planning and information gathering with stakeholder groups. The Company filed a Notice of Intent to Relicense in July 2002. The formal consultation process involving planning and information gathering with stakeholder groups lasted through July 2005, when the Company filed its new license applications with the FERC.

The conditions in the new license also reflect settlement agreements with various parties, including the Coeur d’Alene Tribe, federal, state and local natural resource and recreation management agencies, the Sierra Club and other interested groups and organizations.

Avista Corp. plans to review the license carefully to ensure that it is consistent with the various agreements that have been signed, and with the FERC’s Final Environmental Impact Statement. The Company has 30 days to request a rehearing with the FERC should there be significant discrepancies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: June 22, 2009	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President
and Chief Financial Officer